EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Magnum d’Or Resources, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated December 26, 2007 relating to the consolidated financial statements of Magnum d’Or Resources, Inc. as of September 30, 2007 and for the year then ended, which appear in the Magnum d’Or Resources, Inc. Annual Report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission on February 12, 2009.

/s/ Murrell, Hall, McIntosh & Co. PLLP

Murrell, Hall, McIntosh & Co. PLLP
Certified Public Accountants

Oklahoma City, Oklahoma
June 29, 2009